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                    September 26, 2022

       Henry Albrecht
       Chief Executive Officer
       Limeade, Inc.
       10885 NE 4th Street, Suite #400
       Bellevue, WA 98004

                                                        Re: Limeade, Inc.
                                                            Amendment No. 1 to
                                                            Registration
Statement on Form 10-12G
                                                            Filed September 15,
2022
                                                            File No. 000-56464

       Dear Mr. Albrecht:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology